EXHIBIT 99.1

MICHAEL TANSEY, M.D. JOINS LA JOLLA PHARMACEUTICAL COMPANY AS CHIEF MEDICAL OFFICER

SAN DIEGO, July 17th, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that Michael Tansey, B.Sc., MB ChB, M.D., FFPM, has joined the Company as Chief Medical Officer.

Dr. Tansey had been Chief Medical Officer and Senior Vice President at Pharmacia Corp. until its acquisition by Pfizer Inc. in 2003. He has more than 25 years of experience working at major pharmaceutical companies where he has had increasing responsibility for all aspects of product development, including global clinical development plans, clinical and medical operations, regulatory affairs, and post- approval clinical marketing support.

“Adding Mike’s depth of experience to our team further increases my confidence that we can expeditiously and successfully complete our ongoing global Phase 3 trial, which is the largest lupus study ever conducted,” said Deirdre Y. Gillespie, M.D., President and Chief Executive Officer of La Jolla Pharmaceutical Company. “Mike’s strong international experience will also add significant value to our efforts, given the current European regulatory review of our Marketing Authorization Application (MAA) for Riquent®.” Riquent (abetimus sodium) is the Company’s drug candidate for the treatment of lupus kidney disease. The MAA was filed in March 2006.

From 1996 until 2003, Dr. Tansey was Chief Medical Officer of Pharmacia and Upjohn and then Chief Medical Officer and Senior Vice President of Medical Development and a member of the Chief Executive’s Operations Committee for Pharmacia Corporation. Previously, he held positions of increasing responsibility at Rhone-Poulenc-Rorer, Glaxo and Hoechst.

Dr. Tansey founded a consulting group, Competitive Drug Development LLC, in 2003 and has since guided more than 12 companies in the United States, Europe and Asia to optimize their development processes and plans. During this time, Dr. Tansey also worked part-time as Director of Clinical Operations for a contract clinical research organization and as part-time Chief Medical Officer for NovaCardia, a biotechnology company. He is a member of the board of directors of invivodata Inc. and VivoMetrics, Inc.

Dr. Tansey received a medical degree from Manchester University in the United Kingdom and a Doctorate from the University of Cape Town in South Africa for experimental and clinical studies into the metabolic aspects of myocardial infarction. He is an Associate Fellow of the American College of Cardiology and a Fellow of the Faculty of Pharmaceutical Medicine, Royal College of Physicians.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its website: http://www.ljpc.com.

The forward-looking statements in this press release involve and will involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The results from our clinical trials of Riquent, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will be sufficient to obtain marketing approval. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. We depend on patents and other proprietary rights, and our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review additional risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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